Exhibit 16.1
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August 28, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen,

We have read the statements made by IGI, Inc., (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of the revised Form 8-K, in response to the comment letter received from the commission dated August 27, 1997. We agree with the statements concerning our Firm in the revised Form 8-K.

Very truly yours,

Coopers & Lybrand L.L.P.